Exhibit 11

AMENDED

                        SHOWPOWER, INC. AND SUBSIDIARIES
                     COMPUTATION OF INCOME PER COMMON SHARE


                                               Three Months                        Nine Months
                                            Ended September 30,                Ended September 30,
                                         -------------------------          -------------------------
                                            1998            1997               1998           1997
                                         -----------    ----------          ----------     ----------
Net income (loss)                        $  547,913     $  693,228          $ (120,899)    $  850,965

Weighted average
    shares outstanding                    3,293,074      1,913,080           2,439,074      1,661,747

Dilutive effect after application
    of treasury stock method

    Restricted shares                       111,656         96,423             105,809         64,282
    Employee stock options                   38,516              -              16,849              -

Shares used in calculating
    diluted income per share              3,443,246      2,009,503           2,561,732      1,726,029

Basic net income (loss) per share        $     0.17     $     0.36          $    (0.05)    $     0.51

Diluted net income (loss) per share      $     0.16     $     0.34          $    (0.05)    $     0.49